UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

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THE WASHINGTON POST COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE WASHINGTON POST COMPANY
1150 15th Street, NW, Washington, DC 20071

March 24, 2008

TO OUR SHAREHOLDERS:

    You are cordially invited to the Company’s 2008 Annual Meeting of Shareholders, which will be held in the Community Meeting Room, The Washington Post Building, 1150 15th Street, NW, Washington, DC 20071, on Thursday, May 8, 2008, at 8:00 a.m.

    At the Meeting, there will be a report on the Company’s activities and Directors will be elected for the coming year.

    It is important that your shares be represented at the Meeting. Please sign the accompanying Proxy and return it promptly in the envelope provided. If you plan to attend, kindly so indicate in the space provided on the Proxy. You may also vote your shares by telephone or on the Internet. If you choose to vote your shares by telephone or on the Internet, please follow the instructions on the enclosed Proxy.

Sincerely yours,

DONALD E. GRAHAM
Chairman

THE WASHINGTON POST COMPANY

Notice of Annual Meeting of Shareholders — May 8, 2008

    The Annual Meeting of Shareholders of The Washington Post Company will be held in the Community Meeting Room, The Washington Post Building, 1150 15th Street, NW, Washington, DC 20071, on Thursday, May 8, 2008, at 8:00 a.m., Eastern Daylight Saving Time, for the following purposes:

1.	To elect Directors for the ensuing year, as more fully described in the accompanying Proxy Statement.

2.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on March 10, 2008, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

    It is important that your shares be represented and voted at the Meeting. Please sign and return your Proxy at your earliest convenience. You may also vote your shares by telephone or on the Internet. If you choose to vote your shares by telephone or on the Internet, please follow the instructions on the enclosed Proxy. You may revoke your Proxy at any time before it has been voted at the Annual Meeting. You may vote in person at the Annual Meeting even if you returned a Proxy, provided that you first revoke your Proxy.

By Order of the Board of Directors,

VERONICA DILLON, Secretary

March 24, 2008
Washington, DC

THE WASHINGTON POST COMPANY
1150 15th Street, NW, Washington, DC 20071

March 24, 2008

This Proxy Statement contains information relating to the 2008 Annual Meeting of Shareholders of The Washington Post Company (the “Company”) to be held at the Company’s headquarters, 1150 15th Street, NW, Washington, DC 20071, on Thursday, May 8, 2008, at 8:00 a.m., Eastern Daylight Saving Time, or any adjournments thereof, for the purposes set forth in the accompanying Notice of the 2008 Annual Meeting of Shareholders. This Proxy Statement and the accompanying forms of proxy and voting instructions are being delivered to shareholders on or about March 24, 2008. The Board of Directors of the Company is making this proxy solicitation.

QUESTIONS AND ANSWERS

Q: What am I voting on?

A:       You are voting on the election of Directors for a term of one year. A Board of ten Directors is to be elected, seven by the holders of Class A Stock voting separately as a class and three by the holders of Class B Stock voting separately as a class. All Directors will hold office until the next Annual Meeting and until their respective successors shall have been elected and shall have qualified or as otherwise provided in the bylaws of the Company.

    In the event that any nominee withdraws or for any reason is not able to serve as a Director, Donald E. Graham, John B. Morse, Jr., Veronica Dillon and Gerald M. Rosberg, acting as your proxies, will either vote for such other person as the Board of Directors may nominate or will not vote for anyone to replace such nominee.

Mr. Richard D. Simmons will not be standing for re-election this year, having decided after 27 years of Board service to retire.

Q: What are the voting recommendations of the Board?

A:       The Board recommends voting for each of the nominated Directors listed on the proxy card. The Board knows of no reason that would cause any nominee to be unable to act or to refuse to accept nomination or election.

Q: Will any other matters be voted on?

A:       Other than the election of Directors, we are not aware of any matters that you will be asked to vote on at the Meeting. If any other matter is properly brought before the Meeting, Donald E. Graham, John B. Morse, Jr., Veronica Dillon and Gerald M. Rosberg, acting as your proxies, will vote for you at their discretion.

Q: How do I vote?

A: There are four ways to vote:

• By Internet at www.investorvote.com. We encourage you to vote this way. • By toll-free telephone at 1-800-652-8683. • By completing and mailing your proxy card. • By written ballot at the Meeting.

    If you vote by Internet or telephone, your vote must be received by 5:00 p.m., Eastern Daylight Saving Time, on the day before the Meeting. Your shares will be voted as you indicate. If you do not indicate your voting preferences, Donald E. Graham, John B. Morse, Jr., Veronica Dillon and Gerald M. Rosberg, acting as your proxies, will vote your shares in favor of the applicable nominated Directors.

Q: Who can vote?

A:       You can vote if you were a shareholder of record as of the close of business on March 10, 2008 (the “Record Date”). If you hold shares in street name, your broker, bank or other nominee will instruct you as to how your shares may be voted by proxy, including whether telephonic or Internet voting options are available. You may not vote shares held in street name in person at the Meeting unless you have a proxy executed in your favor by your broker, bank or other nominee.

Q: Can I change my vote?

A: Yes. You can change your vote or revoke your proxy at any time before the Meeting by:

• Entering a new vote by Internet or telephone; • Returning a later-dated proxy card; or • Voting in person at the Meeting, provided you first revoke your previously voted proxy.

Q: What vote is required to approve a proposal?

A:       Directors will be elected by a plurality of the votes cast at the Meeting. This means that the seven Class A Shareholder nominees receiving the highest number of votes and the three Class B Shareholder nominees receiving the highest number of votes cast shall be elected. You do not have the right to cumulate votes in the election of Directors. A properly executed proxy marked “WITHHELD” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of deter-mining whether a quorum is present at the Meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the vote, but these shares will be counted for purposes of determining whether a quorum is present.

Q: Who will count the vote?

A: Computershare, the Company’s transfer agent and registrar, will count the vote. One of its representatives will be included among the inspectors of votes.

Q: Who can attend the Annual Meeting?

A: All shareholders of record as of the close of business on March 10, 2008, can attend.

Q: What do I need to do to attend the Annual Meeting?

A: To attend the Meeting, please follow these instructions:

• If you vote by using the enclosed proxy card, check the appropriate box on the card.
• If you vote by Internet or telephone, follow the instructions provided for attendance.
• If a broker or other nominee holds your shares, bring proof of your ownership with you to the Meeting.

Seating at the Meeting will be on a first-come, first-served basis, upon arrival at the Meeting.

Q: Can I bring a guest?

A: No. The Meeting is for shareholders only.

Q: What is the quorum requirement of the Meeting?

A:       A majority of the outstanding shares on March 10, 2008, constitutes a quorum for voting at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum, but neither will be counted as votes cast for the purpose of electing Directors. On March 10, 2008, there were 1,291,693 shares of Class A Common Stock and 8,226,898 shares of Class B Common Stock outstanding and entitled to vote.

Q: Who is soliciting proxies?

A:       Solicitation of proxies will be made by the Company’s management through the mail, in person, on the Internet or by telephone, without any additional compensation being paid to such members of the Company’s management. The cost of such solicitation will be borne by the Company. In addition, the Company has requested brokers and other custodians, nominees and fiduciaries to forward proxy cards and proxy soliciting material to shareholders, and the Company will reimburse them for their expenses in so doing.

Q: When are the shareholder proposals due for the 2009 Annual Meeting?

A:       Shareholder proposals submitted by shareholders entitled to vote on such matters, meeting the requirements of the Securities and Exchange Commission’s proxy rules, must be in writing, received by November 24, 2008, and addressed to the Secretary of the Company at 1150 15th Street, NW, Washington, DC 20071.

    Holders of Class B Stock are entitled to vote only for the election of 30% of the members of the Board of Directors (and, if required by the rules of the New York Stock Exchange, on management proposals to reserve shares for stock options, on equity-compensation plans and any material revisions to the terms of such plans or to acquire the stock or assets of other companies under certain circumstances). In accordance with the rules of the Securities and Exchange Commission, proposals submitted on other matters by holders of Class B Stock have not been and will not be included in the Company’s proxy materials for annual meetings.

Q: What other information about The Washington Post Company is available?

A: The following information is available:

•
The Company maintains on its Internet website, www.washpostco.com, copies of the Annual Report on Form 10-K, the Annual Report to Shareholders, the Company’s Corporate Governance Guidelines, Statement of Ethical Principles, the Code of Business Conduct, the Audit Committee Charter, the Compensation Committee Charter and other information about the Company.

•
In addition, printed copies of the Company’s Corporate Governance Guidelines, the Code of Business Conduct, Statement of Ethical Principles, the Audit Committee Charter, the Compensation Committee Charter and the Annual Report on Form 10-K will be furnished without charge (except exhibits) to any shareholder upon written request addressed to the Treasurer of the Company at 1150 15th Street, NW, Washington, DC 20071.

Q: Can I receive materials relating to annual shareholder meetings electronically?

A:       To assist the Company in reducing costs related to the Annual Meeting, shareholders who vote via the Internet may consent to electronic delivery of mailings related to future annual shareholder meetings. The Company also makes its proxy statements and annual reports available online and may eliminate mailing hard copies of these documents to those shareholders who consent in advance to electronic distribution. If you hold shares in your own name and you are voting via the Internet, you may consent online when you vote. If you hold shares through an intermediary, such as a bank or broker, please refer to the information provided by your bank or broker for instructions on how to consent to electronic distribution.

ELECTION OF DIRECTORS

NOMINEES FOR ELECTION BY CLASS A SHAREHOLDERS

Lee C. Bollinger

Mr. Bollinger, age 61, became the 19th President of Columbia University in June 2002. Prior to becoming President of Columbia University, where he also serves as a member of the Law School faculty, Mr. Bollinger served as President of the University of Michigan for five years and as Dean of the University of Michigan Law School for seven years. He is a Governor of the Federal Reserve Bank of New York and a Founding Member of the Royal Shakespeare Company’s International Council. He is also a Fellow of the American Academy of Arts and Sciences and serves on the Pulitzer Prize Board. Mr. Bollinger is the recipient of numerous honorary degrees and awards, most notably for his national leadership in defending affirmative action, for his service in higher education and for his defense of freedom of speech and academic freedom. Mr. Bollinger was elected a Director of the Company in May 2007.

Warren E. Buffett

Mr. Buffett, age 77, has for more than 37 years been Chairman of the Board and Chief Executive Officer of Berkshire Hathaway Inc. (a diversified holding company). He was elected a Director of the Company in May 1996. Mr. Buffett is a member of the Executive Committee of the Board and serves as Chairman of the Finance Committee and as lead Director of the Board. Mr. Buffett also served as a Director of the Company between 1974 and 1986. He is a Director of Berkshire Hathaway Inc.

Barry Diller

Mr. Diller, age 66, has been Chairman of the Board and Chief Executive Officer of IAC/InterActiveCorp (an information, entertainment and direct selling company) since August 1995, and Chairman and Senior Executive of Expedia, Inc., since August 2005. He was elected a Director of the Company in September 2000 and is a member of the Finance and Compensation Committees of the Board. Since December 1992, beginning with QVC, Mr. Diller has served as chief executive for a number of predecessor companies engaged in media and interactivity prior to the formation of IAC/InterActiveCorp. From October 1984 to April 1992, Mr. Diller served as Chairman and Chief Executive Officer of Fox, Inc., and was responsible for the creation of Fox Broadcasting Company, in addition to Fox’s motion picture operations. Prior to joining Fox, Inc., he served for ten years as Chairman of the Board of Directors of Paramount Pictures Corporation. Before joining Paramount, Mr. Diller served as Vice President of Prime Time Television for ABC Entertainment. Mr. Diller is a Director of The Coca-Cola Company and of Conservation International. He also is a member of the Board of Trustees of New York University and serves on the boards of a number of other educational and not-for-profit organizations.

Melinda F. Gates

Mrs. Gates, age 43, is Co-Chair of the Bill & Melinda Gates Foundation. She was elected a Director of the Company in September 2004. Mrs. Gates held a number of different positions after joining Microsoft Corporation in 1987; she retired from her position as Microsoft’s General Manager of Information Products in 1996. Following her retirement, Mrs. Gates has directed her activities toward the non-profit world, having served as a member of the Board of Trustees of Duke University and as Co-Chair of the Washington State Governor’s Commission on Early Learning.

Thomas S. Gayner

Mr. Gayner, age 46, is Executive Vice President and Chief Investment Officer of Markel Corporation, a publicly traded insurance holding company headquartered in Glen Allen, Virginia. Mr. Gayner was elected a Director of the Company in January 2007 and is a member of the Audit Committee. Since 1990, he has served as President of Markel Gayner Asset Management; he also served as a Director of Markel Corporation from 1998 to 2003. Previously, he had been a certified public accountant at PricewaterhouseCoopers LLP and a Vice President of Davenport & Company of Virginia. Mr. Gayner serves on the Board of Directors of The Davis Funds in New York City and on the Board of Governors of the Community Foundation of Richmond.

Donald E. Graham

Mr. Graham, age 62, has been Chairman of the Board of the Company since September 1993 and Chief Executive Officer of the Company since May 1991. Mr. Graham served as President of the Company between May 1991 and September 1993. He also was Publisher of The Washington Post for 21 years, a position he held between 1979 and 2000. Mr. Graham has been a Director of the Company since 1974 and is Chairman of the Executive Committee and a member of the Finance Committee of the Board. By virtue of his ownership of 48.7% of the outstanding Class A stock of the Company and his right to control the vote, as a trustee of certain family trusts, of an additional 23.5% of such stock, Mr. Graham effectively votes a total of 72.2% of the Class A shares. Mr. Graham is a Trustee of the Federal City Council and the Philip L. Graham Fund. He serves as Chairman and a Director of DC College Access Program and as a Director of The Summit Fund of Washington and the College Success Foundation.

Anne M. Mulcahy

Mrs. Mulcahy, age 55, has been Chairman of the Board of Xerox Corporation since 2002 and Chief Executive Officer since 2001. Mrs. Mulcahy was elected a Director of the Company in January 2008. From May 2000 through July 2001, she was President and Chief Operating Officer of Xerox. Mrs. Mulcahy began her Xerox career as a field sales representative and assumed positions with increasing responsibility in sales and senior management. She was Vice President for Human Resources before becoming Chief Staff Officer and later Corporate Senior Vice President. In addition to serving on the Xerox Board of Directors, she is a Director of Citigroup Inc. and Target Corporation and is the Chairman of the Corporate Governance Task Force of the Business Roundtable.

NOMINEES FOR ELECTION BY CLASS B SHAREHOLDERS

Christopher C. Davis

Mr. Davis, age 42, is Chairman of Davis Selected Advisers, L.P., an investment counseling firm overseeing approximately $56 billion in client assets. He became a Director of the Company in January 2006 and is a member of the Audit Committee of the Board. Mr. Davis is also a director and officer of a number of mutual funds advised by Davis Selected Advisers, L.P., as well as other entities controlled by Davis Selected Advisers, L.P. Mr. Davis is President of the Hudson Highland Land Trust and also serves as a Trustee of the American Museum of Natural History, Scenic Hudson Land Trust and a number of other not-for-profit organizations.

John L. Dotson Jr.

Mr. Dotson, age 71, is Publisher Emeritus of the Beacon Journal (Akron, Ohio) where, prior to his retirement in 2001, he had been President and Publisher. He became a Director of the Company in July 2001 and is a member of the Compensation and Audit Committees of the Board. Mr. Dotson was inducted into the National Association of Black Journalists Hall of Fame in August 2007. He is a Co-Founder and Director of the Maynard Institute for Journalism Education, a member of the Pulitzer Prize Board and serves on the Board of Visitors of the John S. Knight Fellowship Program at Stanford University.

Ronald L. Olson

Mr. Olson, age 66, has since 1970 been a partner in the law firm of Munger, Tolles & Olson LLP, which is one of several law firms retained by a subsidiary of the Company in 2005, 2006 and 2007, and which has again been retained in 2008. He became a Director of the Company in September 2003 and is Chairman of the Compensation Committee. Mr. Olson was a member of the Audit Committee of the Board until October 2005. Mr. Olson is also a Director of Berkshire Hathaway Inc., Edison International, Southern California Edison, City National Bank and City National Corporation. He serves on the Board of the Council on Foreign Relations, the RAND Corporation and a number of other not-for-profit organizations.

Board Committees

The standing committees of the Board include an Audit Committee, a Compensation Committee, a Finance Committee and an Executive Committee.

Given the ownership structure of the Company and its status as a “controlled company” (see page 10), the Board does not have a Nominating Committee. Decisions on nominees to the Board are made through consultation between the Chairman of the Board and the other members of the Board. The Company has not utilized the services of any third party to assist in identifying and evaluating nominees.

Audit Committee

The functions of the Audit Committee include overseeing (i) management’s conduct of the Company’s financial reporting process (including the development and maintenance of systems of internal accounting and financial controls), (ii) the integrity of the Company’s financial statements, (iii) the Company’s compliance with legal and regulatory requirements, (iv) the qualifications and independence of the Company’s outside auditor, (v) the performance of the Company’s internal audit function, (vi) the outside auditor’s annual audit of the Company’s financial statements and (vii) the preparation of any report required by the rules and regulations of the Securities and Exchange Commission. A current copy of the Audit Committee’s Charter is available on the Company’s website, www.washpostco.com; a copy of such Charter will be furnished without charge to any shareholder upon written request addressed to the Treasurer of the Company at 1150 15th Street, NW, Washington, DC 20071.

Christopher C. Davis, John L. Dotson Jr. (appointed to the Committee in January 2008), Thomas S. Gayner and Richard D. Simmons (Chairman) serve on the Audit Committee. The Board of Directors has determined that all members of the Audit Committee are non-employee, “financially literate,” “independent” Directors within the meaning of the New York Stock Exchange listing standards. None of the members of the Audit Committee has, other than in his capacity as a Committee or Board member, accepted any consulting, advisory or other compensatory fee (other than pension or other forms of deferred compensation for prior service, which is not contingent in any way on continued service) from the Company or its affiliates, and none of the members of the Audit Committee has a material relationship with the Company.

The Board has determined that Richard D. Simmons has the requisite background and experience to be, and is, designated an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K. In addition, the Board has determined that all of the members of the Audit Committee are well-grounded in financial matters and are familiar with generally accepted accounting principles. All of the members of the Audit Committee have a general understanding of internal controls and procedures for financial reporting, as well as an understanding of audit committee functions. To the extent that matters come before the Audit Committee that involve accounting issues, the members of the Audit Committee consult with and rely on experts for their expertise. In addition, the Audit Committee has authority to obtain advice from internal or external legal or other advisors.

The Audit Committee held six meetings in 2007.

Compensation Committee

The functions of the Compensation Committee include (i) reviewing the compensation for the Company’s Chief Executive Officer; (ii) consulting with the Chief Executive Officer with respect to the compensation of the Company’s other executives (including, specifically, approving all salaries of $250,000 or more per year for employees of Kaplan, Inc., and those of $200,000 or more per year for employees of all of the other business units, including corporate; all incentive compensation awards and all other bonuses, other than sales bonuses, of $40,000 or more ($75,000 in the case of Kaplan employees); and awards of restricted stock and stock options); (iii) overseeing the administration and determination of awards under the Company’s compensation plans; and (iv) preparing any report on executive compensation required by the rules and regulations of the Securities and Exchange Commission.

Lee C. Bollinger, Barry Diller, John L. Dotson Jr. and Ronald L. Olson (Chairman) serve on the Compensation Committee. All members of the Compensation Committee are non-employee, “independent” Directors within the meaning of the listing requirements of the New York Stock Exchange. George Wilson served as Chairman of the Compensation Committee until February 2007 and retired from the Board in May 2007.

The Compensation Committee held seven meetings in 2007.

Finance Committee

The functions of the Finance Committee include (i) reviewing with management the capital needs of the Company and (ii) considering and making recommendations to the Board related to dividend policy, major acquisitions and disposition of businesses, incurrence of indebtedness, selection of managers of defined benefit plan assets, stock repurchase programs and certain other financial matters.

Barry Diller, Donald E. Graham, Richard D. Simmons and Warren E. Buffett (Chairman) serve on the Finance Committee.

The Finance Committee held one meeting in 2007.

Executive Committee

The Executive Committee has and may exercise all of the powers of the Board that may be delegated by law in the management of the business and affairs of the Company and exercises the authority of the Board between meetings.

Warren E. Buffett and Donald E. Graham (Chairman) serve on the Executive Committee.

The Executive Committee held five meetings in 2007.

Meeting Attendance

The Board held a total of five meetings in 2007. Each Director attended at least 75% of the meetings of the Board and the committees of the Board on which the Director served, with the exception of Anne M. Mulcahy, who was elected to the Board in January 2008.

The Board does not have a policy of requiring Directors to attend annual meetings of shareholders and leaves it entirely at the discretion of each Director as to whether he or she will attend the meeting. Six Directors attended the 2007 Annual Meeting of Shareholders.

Director Compensation

Annual Payments. During 2007, non-employee Directors received the following:

•     $70,000 as a retainer, and
•     reimbursement of out-of-pocket expenses for the meetings they attended.

Each non-employee Chairman of a Board committee receives an additional $5,000. Members of the Audit Committee also receive an additional $10,000 annually for their service on that committee. Employee Directors receive no additional compensation for serving on the Board.

The total 2007 compensation of non-employee Directors is shown on the following table:

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash($) (b)	Stock Awards($) (c)	Option Awards($) (d)	Non-Equity Incentive Plan Compensation($) (e)	Change in Pension Value and Non-qualified Deferred Compensation Earnings($) (f)	All Other Compensation($) (g)	Total($) (h)
A. Lee C. Bollinger	$52,500	–	–	–	–	–	$52,500
B. Warren E. Buffett	75,000	–	–	–	–	–	75,000
C. Christopher C. Davis	80,000	–	–	–	–	–	80,000
D. Barry Diller	70,000	–	–	–	–	–	70,000
E. John L. Dotson Jr.	70,000	–	–	–	–	–	70,000
F. Melinda F. Gates	70,000	–	–	–	–	–	70,000
G.Thomas S. Gayner	80,000	–	–	–	–	–	80,000
H. Ronald L. Olson	75,000	–	–	–	–	–	75,000
I. Richard D. Simmons	85,000	–	–	–	–	–	85,000
J. George W. Wilson*	42,500	–	–	–	–	–	42,500

*Retired from the Board in May 2007.

The Company has in place a voluntary Deferred Compensation Plan for Directors of the Company. The Plan provides an opportunity for participants to elect to defer the receipt of either all or a portion of the fees received for service as a Director. Elections to defer must be filed in advance of earning such fees. Deferred amounts will earn investment credits in accordance with participant elections from a choice of investment indexes. None of the deferred amounts was credited with above-market interest. Deferred amounts will be payable at retirement or such other future date as specified by the participant at the time of election.

“Controlled Company”

The descendants of Katharine Graham (including the Company’s Chief Executive Officer and Chairman of the Board) and trusts for the benefit of those descendants own all of the shares of Class A Common Stock, which have the right to vote for 70% of the Board of Directors, and thus the Company is a “controlled company” for purposes of Section 303A.00 of the New York Stock Exchange Listed Company Manual. As a “controlled company,” the Company is exempt from certain governance requirements, including the requirement that it have a nominating/corporate governance committee, and does not deem it necessary to have a nominating committee. The Company does not have in place a procedure by which shareholders may recommend nominees to the Board. Notwithstanding the fact that as a “controlled company” the Company is not required to have a board of directors comprised of a majority of “independent” directors, the Board has determined that current members Lee C. Bollinger, Warren E. Buffett, Christopher C. Davis, Barry Diller, John L. Dotson Jr., Melinda F. Gates, Thomas S. Gayner, Ronald L. Olson and Richard D. Simmons, who together constitute a majority of the Board, are “independent” as outlined in Section 303A.02 of the New York Stock Exchange Listed Company Manual.

Meetings of the Non-Management Directors

The listing requirements of the New York Stock Exchange call for the non-management Directors of the Company to meet regularly in executive session without management. The Board has appointed Mr. Warren E. Buffett as lead Director and authorized him to preside at the executive sessions. The non-management Directors met in May and November 2007 and expect to meet in executive session in 2008 as appropriate.

Communicating with Directors

Interested parties may communicate concerns to the lead Director or to the other Directors of the Company through Global Compliance Services, the Company’s third-party-managed hotline via telephone at 1-866-687-8972 or online at www.compliance-helpline.com/WashPostCo.jsp.

STOCK HOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information in the following two tables relates to each person who, on February 1, 2008, was a “beneficial owner” (as defined under the proxy rules of the Securities and Exchange Commission) of more than 5% of the Company’s Class A or Class B Stock. Under the proxy rules, a person is deemed to be the “beneficial owner” of stock if such person has (or shares) either investment power or voting power over such stock or has (or shares) the right to acquire such stock within 60 days by any of a number of means, including the conversion of another security that is convertible into such stock. A substantial number of shares of the Company’s Class A and Class B Stock are held in trusts or subject to other agreements that provide for the sharing of investment power, voting power or both among several persons, each of whom is deemed by the Securities and Exchange Commission to be a “beneficial owner” of the shares so held. Furthermore, in many cases such persons do not include the beneficiary of the trust who, although not deemed to be a “beneficial owner” in the absence of voting or investment power over the shares, is nevertheless shown below as a beneficial owner because of the beneficiary’s economic interest in the shares. In addition, since all of the shares of Class A Stock are convertible at the option of the holder into Class B Stock on a share-for-share basis, each “beneficial owner” of shares of Class A Stock is deemed by the Securities and Exchange Commission to be a “beneficial owner” of the same number of shares of Class B Stock. In indicating below a person’s “beneficial ownership” of shares of Class B Stock it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a “beneficial owner.” For these reasons, there is very substantial duplication in the numbers of shares and percentages shown in the following table.

Principal Holders of Stock

Shares (%)
Name and Address of	Class A Stock	Class B Stock*
Beneficial Owner
Donald E. Graham (a)(h)	1,198,960 (92.8%)	3,350,080 (35.2%)
1150 15th Street, NW
Washington, DC
William W. Graham (b)(h)	224,887 (17.4%)	**
11661 San Vincente Boulevard, Suite 401
Los Angeles, CA
Stephen M. Graham (c)(h)	208,255 (16.1%)	**
18 East 78th Street
New York, NY
Elizabeth G. Weymouth (d)(h)	435,711 (33.7%)	576,700 (6.1%)
251 West 57th Street
New York, NY
George J. Gillespie III (e)(h)	313,835 (24.3%)	**
825 Eighth Avenue
New York, NY
Daniel L. Mosley (f)(h)	906,645 (70.2%)	1,140,054 (12.0%)
825 Eighth Avenue
New York, NY
Berkshire Hathaway Inc. (g)	—	1,727,765 (18.2%)
1440 Kiewit Plaza
Omaha, NE
Harris Associates L.P. (i)	—	472,213 (5.0%)
2 North LaSalle Street, Suite 500
Chicago, IL

*
The calculations set forth in this table relating to percentage ownership of Class B Stock include 1,291,693 shares of Class B Stock issuable upon conversion of shares of Class A Stock beneficially owned.

**	Less than 5%.

(Footnotes continued on following page.)

(a)
According to information as of February 1, 2008, and available to the Company, Mr. Donald Graham has voting and investment power with respect to shares of Class A Stock as follows: shared voting power, 1,193,560 (92.4%) shares, and shared investment power, 1,193,560 (92.4%) shares. The holdings of Class A Stock recorded for Mr. Graham include 5,400 shares held by Mr. Graham’s wife, in which he disclaims beneficial ownership.

Mr. Graham also has voting and investment power with respect to shares of Class B Stock as follows: sole voting power, 1,747,765 (18.4%) shares; sole investment power, 20,000 (<1%) shares; shared voting power 281,405 (3.0%) shares; and shared investment power, 281,405 (3.0%) shares. The holdings of Class B Stock recorded for Mr. Graham include 121,950 shares of Class B Stock held by Mr. Graham’s wife, in which he disclaims beneficial ownership, and 1,198,960 (12.6%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham. The holdings of Class B Stock recorded for Mr. Graham also include shares of Class B Stock owned by subsidiaries of Berkshire Hathaway Inc., which have the sole investment power of the shares; sole voting power is held by Mr. Donald Graham under an agreement dated as of February 25, 1977, and amended and extended on September 13, 1985, May 15, 1996, and July 6, 2006, which has a termination date (which may be extended) of February 24, 2017.

(b)
According to information as of February 1, 2008, and available to the Company, Mr. William Graham has voting and investment power with respect to shares of Class A Stock as follows: shared voting power, 49,952 (3.9%) shares, and shared investment power, 49,952 (3.9%) shares. In addition, Mr. William Graham, as the beneficiary of trusts even though he has no voting or investment power with respect thereto, is deemed to be the beneficial owner of 174,935 (13.5%) shares of Class A Stock. The holdings of Class B Stock recorded for Mr. William Graham, including shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham, are less than 5%.

(c)
According to information as of February 1, 2008, and available to the Company, Mr. Stephen Graham has voting and investment power with respect to shares of Class A Stock as follows: sole voting power, 15,687 (1.2%); sole investment power, 15,687 (1.2%); shared voting power,74,068 (5.7%) shares; and shared investment power, 74,068 (5.7%) shares. In addition, Mr. Stephen Graham, as the beneficiary of trusts even though he has no voting or investment power with respect thereto, is deemed to be the beneficial owner of 118,500 (9.2%) shares of Class A Stock. The holdings of Class B Stock recorded for Mr. Stephen Graham, including shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham, are less than 5%.

(d)
According to information as of February 1, 2008, and available to the Company, Mrs. Elizabeth Weymouth has voting and investment power with respect to shares of Class A Stock as follows: sole voting power, 50,126 (3.9%) shares; sole investment power, 50,126 (3.9%) shares; shared voting power, 325,960 (25.2%) shares; and shared investment power, 325,960 (25.2%) shares. In addition, Mrs. Weymouth, as the beneficiary of a trust even though she has no voting or investment power with respect thereto, is deemed the beneficial owner of 59,625 (4.6%) shares of Class A Stock. The holdings of Class B Stock recorded for Mrs. Weymouth, including shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mrs. Weymouth, are less than 5%.

(e)
According to information as of February 1, 2008, and available to the Company, Mr. George J. Gillespie III, as a trustee of various trusts, has voting and investment power with respect to shares of Class A Stock as follows: shared voting power, 313,835 (24.3%) shares, and shared investment power, 313,835 (24.3%) shares. In addition, Mr. Gillespie has voting and investment power with respect to shares of Class B Stock as follows: sole voting power, 2,500 (<1%) shares; sole investment power, 2,500 (<1%) shares; shared voting power, 113,545 (1.2%) shares; and shared investment power, 113,545 (1.2%) shares. The holdings of Class B Stock recorded for Mr. Gillespie include 313,835 (3.3%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Gillespie, as Trustee of various trusts.

(f)
According to information as of February 1, 2008, and available to the Company, Mr. Daniel Mosley, as a trustee of various trusts, has voting and investment power with respect to shares of Class A Stock as follows: shared voting power, 906,645 (70.2%) shares, and shared investment power, 906,645 (70.2%) shares. The holdings of Class B Stock recorded for Mr. Mosley include 906,645 (9.5%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Mosley, as Trustee of various trusts.

(g)
According to information as of February 1, 2008, and available to the Company, Berkshire Hathaway Inc. (“Berkshire”) is the beneficial owner of 1,727,765 (18.2%) shares of Class B Stock. The ownership of these shares is through several subsidiaries of Berkshire. Mr. Warren Buffett is Chairman of the Board of Berkshire. Mr. Buffett owns approximately 28.1% of the aggregate economic interest of Berkshire Class A and Class B common stock, and Mr. Buffett may be deemed to be in control of Berkshire under Federal securities laws. With respect to shares of Class B Stock owned by subsidiaries of Berkshire, Mr. Buffett, Berkshire and such subsidiaries may be considered to share investment power. Pursuantto an agreement dated as of February 25, 1977, and amended and extended on September 13, 1985, May 15, 1996, and July 6, 2006, which has a termination date (which may be extended) of February 24, 2017, Mr. Buffett, Berkshire and such subsidiaries have granted Mr. Donald Graham a proxy to vote such shares at his discretion.

(h)
According to information as of February 1, 2008, and available to the Company, Mr. Donald Graham, Mrs. Weymouth and Mr. Gillespie share voting and investment power over 294,935 (22.8%) shares of Class A Stock; Mr. Gillespie and Mr. William Graham share voting and investment power over 13,500 (1.0%) shares of Class A Stock; Mr. Donald Graham and Mr. Daniel L. Mosley share voting and investment power over 765,100 (59.2%) shares of Class A Stock; Mr. Donald Graham, Mr. Mosley and Mr. William Graham share voting and investment power over 36,452 (2.8%) shares of Class A Stock; Mr. Donald Graham, Mr. Mosley and Mr. Stephen Graham share voting and investment power over 60,648 (4.7%) shares of Class A Stock; Mr. Stephen Graham and Mr. Mosley share voting and investment power over 13,420 (1.0%) shares of Class A Stock; Mr. Donald Graham and Mr. Gillespie share voting and investment power over 10,000 (<1%) shares of Class B Stock; Mr. Donald Graham and Mr. Mosley share voting and investment power over 144,984 (1.5%) shares of Class B Stock.

(i)
According to information based on the Schedule 13G filings by Harris Associates L.P. on February 12, 2008, Harris Associates L.P. (“Harris”)was deemed to be the beneficial owner of 472,213 (5.0%) shares of Class B Stock. Harris has sole voting and investment power over 472,213 (5.0%) shares of Class B Stock.

The table below, which is based on information furnished to the Company by its Directors and officers, shows as of February 1, 2008, for each person nominated for election as a Director, each named executive officer and for all Directors and executive officers of the Company as a group, the number of shares of each class of Common Stock “beneficially owned” (as defined in the Securities and Exchange Commission’s proxy rules) and, in the case of each nominee for election as a Director, the nature of such “beneficial ownership.” For the reasons set forth in the first paragraph of this section of the Proxy Statement, there is very substantial duplication in the numbers of shares and percentages shown in the following table.

Holdings of Directors and Officers*

Shares (%)
	Class A	Class B (a)
Lee C. Bollingerw	–	–
Warren E. Buffettw(b)	–	1,727,765 (18.2%)
Christopher C. Davisw	–	5,000(c)
Barry Dillerw	–	1,000(c)
Veronica Dillon+	–	550(c)
John L. Dotson Jr.w	–	100(c)
Melinda F. Gatesw	–	1,100(c)
Thomas S. Gaynerw(d)	–	5,300(c)
Donald E. Grahamw+(e)	1,198,960 (92.8%)	3,350,080 (35.2%)
Ann L. McDaniel+(f)	–	3,381(c)
John B. Morse, Jr.+(g)	–	4,886(c)
Anne M. Mulcahyw	–	–
Ronald L. Olsonw	–	300(c)
Gerald M. Rosberg+(h)	–	5,825(c)
All Directors and executive officers as a group,
eliminating duplications(i) (14 individuals)	1,198,960 (92.8%)	3,377,522 (35.5%)

*	Unless otherwise indicated, the Directors and officers listed have sole voting and investment power with respect to such securities. None of the securities has been pledged as security.

(a)	Includes 1,291,693 shares of Class B Stock issuable upon conversion of shares of Class A Stock beneficially owned.

(b)	With respect to voting securities which may be beneficially owned by Mr. Buffett, see footnote (g) on page 12.

(c)	Less than 1%.

(d)	Includes 5,200 shares of Class B Stock held for the account of a number of beneficial owners in which Mr. Gayner disclaims beneficial ownership.

(e)	See Table of “Principal Holders of Stock” on page 11.

(f)	Includes 2,250 shares Ms. McDaniel has the right to purchase on or before April 1, 2008, pursuant to stock options.

(g)	Includes 2,750 shares Mr. Morse has the right to purchase on or before April 1, 2008, pursuant to stock options.

(h)	Includes 5,000 shares Mr. Rosberg has the right to purchase on or before April 1, 2008, pursuant to stock options.

(i)
Includes 1,198,960 shares of Class B Stock issuable upon conversion of shares of Class A Stock “beneficially owned” by Directors and executive officers and 10,000 shares of Class B Stock which Directors and executive officers have the right to purchase on or before April 1, 2008, pursuant to stock options, and shares of restricted stock awarded to executive officers in accordance with The Washington Post Company Incentive Compensation Plan. It does not include 64,534 shares of Class B Stock held as of February 1, 2008, by the trustee of various savings plans maintained by the Company and its business units over which the trustee has voting and investment powers.

w	Director.

+	Executive Officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Class B Stock.

To the Company’s knowledge, based solely on a review of such reports and on information furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 30, 2007, all applicable Section 16(a) filing requirements were met.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (the “Committee”) of the Board of Directors has responsibility for establishing and continually monitoring adherence to the Company’s compensation philosophy – a philosophy designed to attract, retain and motivate qualified and talented employees who are enthusiastic about the Company’s mission and culture. The Committee, which was chaired by George W. Wilson from January to February 2007 and thereafter by Ronald L. Olson starting in February 2007 through the present, and included Lee C. Bollinger, Barry Diller and John L. Dotson Jr., seeks to establish total compensation packages that are attractive to employees and comparable, but not dramatically different, than those offered by peer companies in the education and media industries with comparable revenue. Through regular meetings and discussions with management, the Committee ensures that the total compensation paid to all executives, including named executive officers of the Company, and all employees earning more than $200,000 ($250,000 in the case of Kaplan, Inc. (“Kaplan”) employees) in salary, is fair, reasonable and based on performance goals established to increase value for shareholders by facilitating the long-term growth of the Company. The Committee considers both short- and long-term plans in determining compensation. Annual plans are used to motivate and reward management for hitting specific yearly goals. Long-term plans, typically three years in duration, are designed to reward cumulative long-term growth. All performance targets, however, even those in annual or relatively short-term plans, are designed to reward executives for making decisions that will enhance the long-term value of the Company. No targets are based on quarterly or partial-year results. Some of these plans reward with cash, and others reward with stock-based compensation. The Company has no specific formula for allocating between cash and non-cash compensation or between long-term and current compensation. Management and the Committee select the method of compensation thought most likely to lead to achievement of the goal; however, the Company has historically favored cash compensation over non-cash compensation. Management and the Committee believe that cash incentives provide more targeted awards for specific performance.

All named executive officers, except Donald E. Graham, Chairman and Chief Executive Officer, receive an annual salary and restricted stock awards every other year and participate in performance-based annual bonus plans and four-year cash-based Performance Unit Plans. Named executive officers and others occasionally receive restricted stock or stock option grants in off-cycle years as a reward for past performance and incentive for future performance. They also receive the benefits of Supplemental Executive Retirement Plans. Mr. Graham receives a salary and participates in the Performance Unit Plans and the defined benefit portion of the Supplemental Executive Retirement Plan as described below.

Compensation Committee Charter

        The Board has delegated to the Committee the responsibility of overseeing the administration of the Company’s compensation plans and the preparation of all reports and documents required by the rules and regulations of the Securities and Exchange Commission. To fulfill this mission, the Committee is required to meet at least once a year. The Committee annually reviews and approves the corporate goals and objectives upon which the compensation of the Chief Executive Officer and senior management, including the named executive officers, is based. The Committee evaluates the Chief Executive Officer’s performance in light of these goals and objectives. Furthermore, the Committee reviews and makes recommendations to the Board with respect to any incentive compensation plans and equity-based plans for the Company to be adopted or submitted to shareholders for approval. The Committee reviews the Company’s succession plans, including (i) the Chairman and Chief Executive Officer’s recommendations as to a successor should he be disabled or unable to perform his duties for an extended period of time and, annually, (ii) the Company’s efforts at management development.

        The Committee may request that any officer or employee of the Company, including its affiliates, or the Company’s outside counsel or an independent auditor, attend meetings of the Committee or meet with any members of, or consultants to, the Committee. The Committee has authority to retain or terminate any compensation consultant used to assist in the evaluation of director, chief executive officer or senior management compensation and has sole authority to approve the consultant’s fees and other retention terms. The Committee did not retain any such consultant for such purpose in 2007 and does not intend to do so in 2008. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

        During 2007, the Committee met seven times. Mr. Graham, the Chief Executive Officer, and Ms. McDaniel, Vice President – Human Resources and the secretary of the Committee (also a named executive officer), attended all Committee meetings. Mr. Jonathan Grayer, Chief Executive Officer of Kaplan, joined one meeting. Representatives of Goldman, Sachs & Co. joined another session by telephone to assist the Committee in estimating the fair value of Kaplan.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for the named executive officers of the Company except those perquisites under $200,000 that may be approved by the CEO. The Committee also approves the compensation of all employees earning annual salaries of $200,000 ($250,000 in the case of Kaplan employees) or more and bonuses of $40,000 ($75,000 in the case of Kaplan employees) or more.

Except for awards involving themselves, Mr. Graham and Ms. McDaniel recommend to the Committee the size of each component of compensation based on a discussion with the head of the division where the employee works, a review of his or her performance and a comparison of available compensation survey data for that job and geographic area. The Committee examines each of the suggested compensation actions and, in its sole discretion, modifies the awards when appropriate to better reflect the goals of the Company.

At his request, Mr. Graham has not received a raise in his annual salary in 17 years, nor has he received an annual bonus. He stopped accepting grants of restricted stock in the Company in 2004. All compensation for Ms. McDaniel is determined solely by the Chief Executive Officer and the Committee. The CEO and the Committee use the same performance-based criteria to set Ms. McDaniel’s compensation as they do for all other named executive officers and other senior staffers.

Setting Executive Compensation

To meet its objectives, the Committee asks the Chief Executive Officer and the secretary of the Committee to draft annual and long-term incentive-based cash and non-cash executive compensation plans. The Committee reviews and, in its sole discretion, modifies the formula and goals established for various awards under the plans before the plans take effect, which is no later than the end of the first quarter of the first year covered by the plan.

Through the programs described below, a significant portion of the Company’s executive compensation is linked directly to business unit and corporate performance and stock price appreciation. The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to shareholders and deems it desirable that compensation paid under the Incentive Compensation Plan and the Stock Option Plan meet the requirements of Section 162(m) of the Internal Revenue Code concerning deductibility of executive compensation. However, the Committee reserves the right to put in place compensation programs that do not meet those requirements, which may result in compensation payments that are not deductible to the Company, if such programs are otherwise in the best interests of the Company.

Elements of Compensation

The compensation package offered by the Company to its executive officers consists of the following components:

•	Competitive base salary;
•	Short-term incentive compensation in the form of performance-based annual bonuses;
•	Long-term equity-based incentive compensation in the form of restricted stock, performance units and stock options;
•	Perquisites; and
•	Retirement benefits.

Base Salary

The Company pays named executive officers, and other employees, base salaries to compensate them for services rendered during the fiscal year. Salaries for named executive officers are based on their responsibilities, their prior experience and their recent performance, and are benchmarked against market data provided by outside surveys. In 2007, the Committee relied on data from the Towers Perrin Survey of Compensation for Media Executives, which gathers data from media companies that provide print, magazine, broadcast and cable services similar to those provided by the Company. The Company compares its management salaries to those of companies in similar industries and with comparable revenues. Salaries are typically reviewed on a 12-month or longer cycle, except when there is a significant change in the executive’s responsibilities during a shorter period of time. Such adjustments are determined by evaluating (i) the scope of the new responsibilities, (ii) the competitive market value of that role, (iii) the performance of the individual and (iv) the performance of the Company. The average raise for the named executive officers in 2007 was 8.7% and reflected the achievement of financial and management goals desired by Mr. Graham and the Committee.

With respect to the base salary paid to Mr. Graham in 2007, the Committee took into account a comparison of base salaries paid to chief executive officers of peer education and media companies, the Company’s results in 2007 and Mr. Graham’s performance since 1979, when he became publisher of The Washington Post. The Committee noted that Mr. Graham’s base salary was, and has long been, significantly below the median of base salaries paid to chief executive officers of these peer companies, including other prominent media companies such as The New York Times Company; similarly sized media companies, including the Tribune Company; and other publicly held education companies, including Apollo Group, Inc., DeVry, Inc., Strayer Education, Inc., and Corinthian Colleges, Inc. However, at Mr. Graham’s request, the Committee left his salary at $400,000. The Committee does not give significance to Mr. Graham’s below-market salary when reviewing and establishing salaries for other named executive officers.

Performance-Based Incentive Compensation

To supplement base salaries and to reward management (including named executive officers and other employees key to the long-term success of the Company) for meeting specific individual and financial goals, the Class A shareholders of the Company adopted in December 1981 the Long-Term Incentive Compensation Plan, the predecessor plan to the Incentive Compensation Plan now in place. In 2001, the Annual Compensation Plan, originally approved by the Class A Shareholders in February 1974, was combined with the Long-Term Incentive Compensation Plan to create the Incentive Compensation Plan (the “Plan”). The purpose of these plans was, and is, to provide greater incentives to those employees who have been or will be responsible for the Company’s future growth, profitability and continued success and to strengthen the ability of the Company to attract, motivate and retain such employees. There are at present approximately 185 employees who are participants under the Plan and receive annual bonus awards, hold restricted stock or stock option grants and/or hold grants of Performance Units. Each named executive officer, except Mr. Graham (who only participates in the Performance Units portion of the Plan), participates in each of these programs.

Annual Bonuses

The Plan calls for annual incentive compensation awards based on the Company’s and its business units’ financial performance compared to goals set immediately prior to or at the beginning of the year in which the award is to be earned. The payout upon the achievement of such goals is equal to a percentage of base salary, which is also set at the beginning of the year. Those percentages are determined on an individual basis, taking into account the responsibilities, prior experience and recent performance of the relevant employee. The percentage targets for all named executive officers, except Mr. Graham and Mr. Rosberg, were each increased by 20% in 2007 in order to eliminate the past practice of asking the Committee to increase or decrease bonus payouts based on gains or losses as a result of one-time unbudgeted events. The percentage of one named executive officer, Gerald M. Rosberg, was increased to 100% of salary at the beginning of 2006 to reflect additional responsbilities relating to strategic planning that he was asked to assume at Kaplan. No named executive officer received an actual bonus payment any higher than it would have been under the previous practice, and none received the maximum amount permitted by the plan. In 2007, the annual bonus formula for the named executive officers was based on an earnings per share target because the Committee believed that such a goal would align the interests of shareholders and the named executive officers in growing the value of the Company. Gerald M. Rosberg’s annual bonus formula also contained an achievement target tied to the performance of Kaplan, Inc. Management and the Committee believe that they have designed the targets to be challenging but achievable. Over the past several years, the Company has generally achieved it financial goals and paid out at target or above in the bonus portion of the plan, except for 2001 and 2007. In 2001, the targets were not met and no bonuses were paid based on this plan. The payouts for 2007 are specified below. Had the earnings per share been 85% or less than the target, the named executive officers, except Mr. Rosberg, would have received no bonuses. Had the earnings per share been 85% or less than the target and the Kaplan target been under 90% of the specified goal, Mr. Rosberg would have received no bonus. At target, they could have received 100% of their bonus potential. The maximum payout possible was 175% of target for 135% achievement of the earnings per share goal. In 2007, the Company achieved 99.2 % of the earnings per share goal, as adjusted to exclude certain unusual items, such as foreign exchange gains. In March 2008, Mr. Rosberg was paid 98% of his bonus target and the other named executive officers, excluding Mr. Graham, were paid between 64% and 69%.

Bonus awards under the Plan, which includes certain of the Company’s employees at all divisions, for any year may not exceed more than 10% of that year’s Incentive Profit, which is calculated as follows: First, an amount equal to 12% of Shareholder’s Equity (as defined by the Plan) is calculated, which is then subtracted from the Company’s Consolidated Profit Before Income Taxes (as defined by the Plan). The remainder is the Incentive Profit. For 2007, the maximum amount that could have been awarded under the Plan was $14.2 million; the amount actually awarded was $8.0 million to 94 executives throughout the Company, including the named executive officers.

Restricted Stock

No target stock ownership level exists for the named executive officers, but to align the interests of shareholders and management and to ensure that the full potential of an executive’s compensation package cannot be realized unless stock appreciation occurs over a number of years, the Plan also provides for grants of restricted stock in the Company. To determine the number of shares to be granted, the Committee considers on an individual basis the likely value of shares already held, the level of contribution the employee has previously made and the potential of the employee to bring additional value to the Company. The shares are vested at the end of the restriction period, usually four years, and vesting does not accelerate under their terms, except at the discretion of the Committee.

Grants are usually made in odd-numbered years. Each of the named executive officers, other than Mr. Graham, received grants of restricted stock in early 2007. Chief Financial Officer John B. Morse, Jr. had 200 shares from a grant in 2005; he received an additional grant of 200 shares in 2007. Vice President – Planning and Development Gerald M. Rosberg had 150 shares from a grant in 2005; he received an additional 200 shares in 2007. Vice President, General Counsel and Secretary Veronica Dillon had 175 shares from a grant in 2005; she received an additional grant of 250 shares in 2007. Vice President – Human Resources Ann L. McDaniel had 150 shares from a grant in 2005; she received an additional grant of 150 shares in 2007. In recognition of her new responsibilities as Managing Director of Newsweek, Inc., Ms. McDaniel also received an additional award of 750 shares in 2007.

Performance Units

To highlight specific long-term financial goals, the Plan provides for Performance Unit Plans. All named executive officers participate in these plans, in which performance-based goals are determined at the beginning of each four-year award cycle. The goals consider operating income, peer company performance, cash flow, earnings per share, measures of economic value added, print product circulation and/or quantitative revenue growth or profitability measurements of the Company as a whole or any business unit thereof. Management and the Committee believe that they have designed the performance-based goals to be challenging but achievable. In two of the past three award cycles, the Company exceeded its goals and paid out above target. In the 2001-2004 award cycle, the targeted performance goals were not met and the plan paid out below target. Each performance unit has a nominal value of $100. The maximum payout of performance units is $200 per unit, and the payment of a total award to any individual at the end of an award cycle may not exceed $5 million. (Currently, no named executive officer has units in any award cycle whose total is likely to be worth more than $1 million).

There were new grants of performance units to the named executive officers in 2007, and each of them also held grants from one previous cycle. The 2005-2008 plan is based on a two-pronged target. Sixty-five percent of the target depends on the Company’s operating divisions’ achievement (excluding Kaplan) against Performance Unit financial targets for the period and 35% depends on the increase in the value of Kaplan, Inc. The 2007-2010 plan is also based on a two-pronged target. Sixty-five percent of the target depends on the Company’s operating divisions’ achievement (excluding Kaplan) against Performance Unit financial targets for the period and 35% depends on achievement of cumulative operating income targets for Kaplan, Inc., for the period. These targets were selected by the Committee because they reflected the key priorities for the Company on the grant date for the applicable time periods. Mr. Graham holds 7,500 units in the 2005-2008 cycle and 9,750 units in the 2007-2010 cycle. Mr. Morse holds 5,000 units in the 2005-2008 cycle and 6,500 units in the 2007-2010 cycle. Mr. Rosberg holds 3,500 units in the 2005-2008 cycle and 6,500 units in the 2007-2010 cycle. Ms. McDaniel holds 3,500 units in the 2005-2008 cycle and 5,200 units in the 2007-2010 cycle. Ms. Dillon, who joined the Corporate office in 2007, was awarded 1,500 units in the 2005-2008 award cycle and 4,550 units in the 2007-2010 cycle. Mr. Graham has requested that he be paid out no more than $400,000 for the open cycles of the Performance Unit plan.

Stock Options

Although the Company grants stock options sparingly, the Company’s Stock Option Plan, which was reauthorized by shareholders as recently as 2003 and is separate from the Plan, provides that shares of Class B Stock can be issued upon the exercise of stock options that have been granted to key employees of the Company. The Committee grants options only when a key employee has made a significant contribution to the Company and demonstrates the ability to contribute more. The options generally vest 25% per year over four years and are exercisable for ten years from the grant date. None of the named executive officers received stock option grants in 2007. As of the end of the Company’s 2007 fiscal year, Mr. Morse held options to acquire 3,000 shares of Class B Stock (1,000 granted in 1998, 1,000 granted in 1999 and 1,000 granted in 2004). Mr. Rosberg held options to acquire 5,000 shares of Class B Stock (1,000 granted in 1998, 2,000 granted in 1999 and 2,000 granted in 2000). Ms. McDaniel held options to acquire 2,500 shares of Class B Stock (500 granted in 2001, 1,000 granted in 2003 and

1,000 granted in 2004). Given Mr. Graham’s significant ownership in the Company, the Committee has not granted any stock options to Mr. Graham.

Perquisites

The Company provides few perquisites for the named executive officers. In 2007, Mr. Morse received financial and tax advice valued at $9,116. Ms. McDaniel received financial and tax advice valued at $8,346. Ms. Dillon received financial and tax advice valued at $10,559. Ms. Dillon also received a housing allowance for Washington, DC of $66,107 because her primary residence is in New York.

Retirement Benefits

Most employees in the Company, including named executive officers, are eligible to participate in the Company’s retirement benefit programs. Benefits under these basic plans are determined on the basis of base salary only, exclusive of all bonuses, deferred compensation and other forms of remuneration. The Company also maintains 401(k) savings plans in which most employees are eligible to participate.

Corporate employees, including all named executive officers who are vested and who begin to take their pension benefit at age 65 or whose age and years of service when added together equal 90, receive an annual pension equal to 1.75% of their highest average 60-month compensation annualized up to the limits permitted by the Internal Revenue Code, minus covered compensation multiplied by the appropriate Social Security offset percentage, multiplied by the number of years of credited service under The Washington Post Company Retirement Program, with credited service limited to 30 years. An annual cash pension supplement is also provided to assist in payment of retiree medical coverage equal to $200 multiplied by the number of years of credited service under The Washington Post Company Retirement Program. An additional cash pension supplement of $3,000 per year was added in 2007 for those employees who retire prior to age 65 and who participate in the Company’s medical insurance plans. The amount of the supplement was determined by calculating the number that would make most employees whole when the Company passed on a significant increase in the amount that each retiree must pay for retiree medical insurance. The premiums are now split 50-50 between the retiree and the Company. The pre-65 supplement is discontinued when the retiree reaches age 65 and qualifies for Medicare.

The Company matches $1.30 on the dollar up to 4% on compensation permitted by the Internal Revenue Service, for all Corporate employees who participate in the 401(k) plan.

Effective January 1, 1989, the Company adopted an unfunded Supplemental Executive Retirement Plan (the “SERP”), which was designed to retain and recruit key executives. Participants in the SERP, including named executive officers, are selected by management as employees management most wants to retain, because of their superior performance, and approved by the Committee.

To offset limitations placed on the income that can be considered in the formulas of retirement plans by the IRS, the SERP provides a “supplemental normal retirement benefit.” This benefit is calculated under the rules of the qualified benefit retirement plan, but without reference to the IRS-imposed income limitations, and includes in the calculation earnings from annual bonuses in the case of certain key executives (including the named executive officers). In any instance in which a retiring executive’s supplemented normal retirement benefit exceeds the benefit payable by the qualified benefit plan or plans ($185,000 in 2008), the Company will pay the excess to him or her as a supplemental retirement benefit.

The SERP also provides key executives, including the named executive officers, with tax-deferred accruals of amounts proportionate to the benefits available to non-highly compensated participants in the Company’s 401(k) savings plan, to the extent that benefits exceed those under the Company’s basic plans because of the tax law limitations ($46,000 in 2008). The executive is required to defer compensation to the SERP savings plan in order to receive the applicable matching company credit each year. In 2006, Mr. Graham waived his right to maintain a separate unfunded savings plan account under the SERP.

The Company also has a Deferred Compensation Plan for senior executives (including the named executive officers) comparable to similar plans at peer companies including those in the same industries with comparable revenues. This plan provides an opportunity for participants to elect to defer the receipt of all or a portion of cash awards under the annual and/or long-term components of the Plan. Elections to defer must be filed in the year prior to the year(s) such awards are earned. Deferred amounts earn investment credits in accordance with participant elections from a choice of investment indexes. Deferred amounts will be payable at retirement or such other future date as specified by the participant at the time of election. At the end of 2007, Mr. Morse had a balance of $1,939,954 in deferred compensation; Mr. Rosberg had a balance of $2,165,868; Ms. Dillon had a balance of $25,359; and Ms. McDaniel had a balance of $599,612. Mr. Graham does not participate in the Deferred Compensation Plan.

The retirement plans are more fully described under “Pension Benefits,” beginning on page 23.

Employment Agreements and Severance Packages

Consistent with its policy, the Company has not entered into any employment agreements with or guaranteed severance packages to any of the named executive officers.

Other Benefit Plans

The plans described above are similar to those offered to all senior management throughout the divisions of The Washington Post Company. To attract, retain and motivate talented executives in the competitive education marketplace, a stock option plan was established in 1997 to provide equity incentives to Kaplan executives consistent with those available to the management of publicly traded education companies. The Kaplan Stock Option Plan (“KSOP”) is tied exclusively to increases in Kaplan’s estimated value regardless of the Company’s performance as a whole. No named executive officers participate in this plan.

Kaplan Stock Option Plan

The KSOP has served as a vehicle to attract, retain and motivate talented executives in an increasingly competitive marketplace and industry segment. Under the KSOP, options were granted to purchase common shares of Kaplan at the fair market value on the date of the grant. Additionally, Kaplan shares were granted to a senior manager of Kaplan over the past three years. The size of each grant was determined by the value of the Kaplan stock and Kaplan stock options at the time, the likely growth in that value and the importance of the individual to growing the value of the Company in the future. All options granted will expire no later than December 31, 2011, at the expiration of the KSOP. Each year, in accordance with the KSOP, the Committee sets the fair market value of Kaplan as if it were a public company. Goldman, Sachs & Co. assisted the Committee in reviewing the data and setting the value. As of December 31, 2007, two Kaplan employees held options to purchase 69,662 shares of Kaplan stock and held 6,544 Kaplan shares. An additional 1,778 Kaplan shares were issued in 2008 related to 2007 share awards. The significant majority of the options and shares are held by Kaplan CEO Jonathan Grayer.

Once an option is vested, the participant has the right to put the shares to Kaplan at the prevailing fair market value or, upon exercise, the participant may elect to receive Kaplan shares. Kaplan has the right to, and does, call shares held by individuals whose employment is terminated. Since Kaplan can be required to repurchase shares from all participants, an obligation exists that must be accrued on Kaplan’s balance sheet on an accelerated basis over the vesting period. As of December 31, 2007, the related stock compensation liability amounted to approximately $101.2 million. The liability is “marked to market” as the estimated fair market value of Kaplan stock options changes. This method can result in some volatility throughout the year.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Ronald L. Olson, Chairman
Lee C. Bollinger
Barry Diller
John L. Dotson Jr.

Compensation Committee Interlocks and Insider Participation

Barry Diller and John L. Dotson Jr. served as members of the Compensation Committee in 2007. Ronald L. Olson was appointed to serve on the Compensation Committee in February 2007. Lee C. Bollinger was appointed to serve on the Compensation Committee in May 2007. No member of the Compensation Committee has ever been an employee or officer of the Company. Ronald L. Olson, Chairman of the Compensation Committee, is a partner in the law firm of Munger, Tolles & Olson LLP (“Munger, Tolles”). Munger, Tolles provides legal services to Kaplan. In 2007, Kaplan paid approximately $200,000 to Munger, Tolles in legal fees and associated costs.

The following table shows the compensation paid by the Company during 2007 to the principal executive officer, the principal financial officer and the three most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary($) (c)	Stock Awards($) (d)[1]	Option Awards($) (e)[1,2]	Non-Equity Incentive Plan Com- pensation($) (f)[3]	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings($) (g)[4]	All Other Compen- sation($) (h)[6]	Total($) (i)
Donald E. Graham
Chairman of the Board and	2007	$400,000	–	–	–	–	$11,700	$411,700
Chief Executive Officer	2006	400,000	$53,872	–	$ 400,000	–	11,836	865,708
John B. Morse, Jr.
Vice President – Finance and	2007	600,000	86,431	$ 68,733	288,600	$562,821	44,006	1,361,991
Chief Financial Officer	2006	585,000	85,066	68,733	1,286,170	295,187	48,865	2,369,021
Gerald M. Rosberg
Vice President – Planning and	2007	500,000	74,143	–	490,500	336,094	29,126	939,363
Development	2006	400,000	59,310	–	1,003,048	119,615	21,196	1,603,169
Veronica Dillon
Vice President, General Counsel	2007	500,000	89,607	–	192,400	351,026	106,407	1,047,040
and Secretary[5]
Ann L. McDaniel	2007	440,000	77,206	122,053	169,312	344,237	33,994	1,017,490
Vice President – Human Resources	2006	380,000	63,799	126,900	756,656	169,408	39,034	1,535,797

(1)
The value of the stock awards and the option awards is determined in accordance with FAS 123R as disclosed in the Comnpany’s 2007 Form 10K (footnote I) and 2006 Form 10K (footnote H). It represents the expense associated with grants made through the close of the 2007 fiscal year, rather than amounts paid to or realized by the named executive officers. There can be no assurance that the amounts calculated under FAS 123Rwill be realized, and amounts realized could ultimately exceed the amounts calculated under FAS 123R.

(2)	The Company began expensing stock options in 2002. The amounts shown in column (e) reflect expenses associated with options granted in 2002 and thereafter.

(3)	Amounts in this column for 2007 represent payments under the annual bonus plan. Amounts in this column for 2006 represent payments under both the annual bonus plan and the Performance Unit Plan.

(4)	There were no above-market or preferential earnings on compensation that are deferred on a basis that is not tax-qualified. Thus, no such earnings are reflected in the amounts shown in this column.

Pension benefits were assumed to commence at the age when they are first unreduced and were discounted to the date as of which they were determined (either 12/31/2007 or 12/31/2006). Assumed benefit commencement ages are shown below, rounded to the nearest age:

Graham: age 63 (12/31/2007); age 62 (12/31/2006)
Morse: age 65 (12/31/2007 and 12/31/2006)
Rosberg: age 65 (12/31/2007 and 12/31/2006)
Dillon: age 65 (12/31/2007 and 12/31/2006)
McDaniel: age 59 (12/31/2007 and 12/31/2006)

Benefits in 2007 are attributable to The Retirement Plan for Washington Post Companies (“Retirement Plan”) and the Supplemental Executive Retirement Plan (“SERP”) as follows: Mr. Graham—($6,075) Retirement Plan and ($49,189) the SERP; Mr. Morse—$70,907 Retirement Plan and $491,914 the SERP; Mr. Rosberg—$54,134 Retirement Plan and $281,960 the SERP; Ms. Dillon—$34,917 Retirement Plan and $316,109 the SERP; and Ms. McDaniel—$72,751 Retirement Plan and $271,486 the SERP. The value of Mr. Graham’s pension benefits decreased from the prior yearend due to a combination of factors including his previously attaining the maximum plan service and unreduced benefit age, and no increase in his pensionable pay.

(5)	Ms. Dillon became General Counsel in January 2007.

(6)	For 2007, the amounts presented in column (h) include the following:

ALL OTHER COMPENSATION

Name (a)	Perquisites ($) (b)[a]	401 (k) Company Contributions ($) (c)	SERP Company Contributions ($) (d)	Dividends Not Factored in Grant Date Fair Value of Equity Awards ($) (e)[b]	Total ($) (f)
Donald E. Graham	–	$11,700	–	–	$ 11,700
John B. Morse, Jr.	$ 9,116	11,700	$19,500	$3,690	44,006
Gerald M. Rosberg	–	11,700	14,300	3,126	29,126
Veronica Dillon	76,666	11,700	14,300	3,741	106,407
Ann L. McDaniel	8,346	11,700	11,180	2,768	33,994

(a)	The amounts presented in column (b) represent financial planning services provided by the Company as follows: Mr. Morse, $9,116; Ms. Dillon, $10,559; and Ms. McDaniel, $8,346. In addition, Ms. Dillon had $66,107 in living expenses.

(b)	The amounts presented in column (e) represent dividends attributable to restricted stock granted under the Company’s Incentive Compensation Plan.

The following table provides information on awards made under the Company’s Incentive Compensation Plan to each of the named executive officers in 2007. The types of awards granted in 2007 include annual incentive, restricted stock awards, and performance units:

GRANTS OF PLAN-BASED AWARDS

							All Other	All Other		Grant
			Nonequity				Stock	Option	Exercise	Date
			Incentive Plan				Awards:	Awards:	or Base	Fair
			Awards:	Estimated Future Payouts Under			Number	Number of	Price of	Value of
		Approval or	Number of	Non-Equity Incentive Plan Awards			of Shares	Securities	Option	Stock and
	Grant	Action Date, if	Units or Other				of Stock or	Underlying	Awards	Option
	Date	Different	Rights (#)	Threshold($)	Target($)	Max($)	Units (#)	Options(#)	($/share)	Awards
Name (a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Donald E. Graham
Performance Units[1]	–	–	9,750	$ 7,898	$400,000	$400,000	–	–	–	–
John B. Morse, Jr.
Annual Incentive[2]	–	–	–	105,000	420,000	735,000	–	–	–	–
Restricted Stock[3]	01/02/07	12/07/06	–	–	–	–	200	–	–	$149,120
Performance Units[1]	–	–	6,500	5,265	650,000	1,300,000	–	–	–	–
Gerald M. Rosberg
Annual Incentive[2]	–	–	–	62,500	500,000	712,500	–	–	–	–
Restricted Stock[3]	01/02/07	12/07/06	–	–	–	–	200	–	–	149,120
Performance Units[1]	–	–	6,500	5,265	650,000	1,300,000	–	–	–	–
Veronica Dillon
Annual Incentive[2]	–	–	–	75,000	300,000	525,000	–	–	–	–
Restricted Stock[3]	01/02/07	12/07/06	–	–	–	–	250	–	–	186,400
Performance Units[1]	–	–	4,550	3,686	455,000	910,000	–	–	–	–
Ann L. McDaniel
Annual Incentive[2]	–	–	–	66,000	264,000	462,000	–	–	–	–
Restricted Stock[3]	01/02/07	12/07/06	–	–	–	–	150	–	–	111,840
Performance Units[1]	–	–	5,200	4,212	520,000	1,040,000	–	–	–	–
Restricted Stock[3]	12/06/07	–	–	–	–	–	750	–	–	594,375

(1)	These grants represent performance units granted as part of a four-year award cycle. The Compensation Committee has set the performance-based goals for these grants, which are to be paid in Fiscal Year 2011. With the exception of those performance units granted to Mr. Graham, the amount in column (e) represents the minimum payment level which is $0.81 per unit. The amount shown in column (f) represents the nominal value of each unit which is $100, and the amount in column (g) represents the maximum payout per unit which is $200 per unit. The amounts appearing in columns (f) and (g) for Mr. Graham reflect his request that he be paid no more than $400,000 as a result of this award. In the event that the goals set by the Compensation Committee for these grants are not attained, no amount will be paid.

(2)	Amounts represented are the threshold, target and maximum payouts under the annual bonus component of the Company’s Incentive Compensation Plan. The Compensation Committee set the performance-based goals for the purpose of the annual incentive awards to be paid for Fiscal Year 2007. With the exception of Mr. Rosberg, the amount in column (e) represents the minimum payment level, which is 25% of the target amount shown in column (f). The amount in column (g) represents the maximum payout level, which is 175% of the target amount shown in column (f). For Mr. Rosberg, the amount in column (e) represents the minimum payment level which is 12.5% of the target amount shown in column (f). The amount shown in column (g) represents the maximum payout level, which is 142.5% of the target amount shown in column (f). In the event that the goals set by the Compensation Committee are not attained, no amount would be paid.

(3)	These grants represent shares of restricted stock. These awards vest at the end of a four-year restriction period. Dividends are payable on these awards from date of grant and are included in column (e) of the All Other Compensation table.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND
GRANTS OF PLAN-BASED AWARDS TABLE

The following describes material features of the compensation disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Annual Bonus/Incentive. Both tables show the annual bonus component under the Company’s Incentive Compensation Plan. See the Compensation Discussion and Analysis for further details on the annual bonuses.

Restricted Stock. The Summary Compensation Table includes the value of Restricted Stock awarded in 2005 and 2007 to the named executive officers. Additionally, the Grants of Plan-Based Awards Table reflects the number of restricted shares granted in 2007 and the fair value of the awards on the date of grant. Restricted Stock generally vests four years from the date of grant, subject to continued employment.

Performance Units. The Grants of Plan-Based Awards Table presents Performance Units granted under the Company’s Incentive Compensation Plan. Grants of Performance Units are made as part of a four-year award cycle. The Compensation Committee sets the performance-based goals for the grants at the beginning of each four-year award cycle. See the Compensation Discussion and Analysis for further details on Performance Units.

Stock Options. The value of the stock option awards shown in the Summary Compensation Table represent options granted under the Company’s Stock Option Plan. The options vest 25% per year over a four-year period from the date of grant and are exercisable for ten years from the date of grant.

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock held by the Company’s named executive officers on December 30, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards[1]					Stock Awards[2]
									Equity
								Equity	Incentive
			Equity					Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
			Plan Awards:				Market	Number of	Payout Value
	Number of	Number of	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
	Options:	Options:	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Options	Price($)	Date	Vested(#)	Vested($)	Vested(#)	Vested($)
(a)	(#) (b)	(#) (c)	(#) (d)	(e)	(f)	(g)	(h)	(i)	(j)
Donald E. Graham	–	–	–	–	–	–	–	–	–
John B. Morse, Jr.	1,000	–	–	$517.25	12/11/08	400	$320,600	–	–
	1,000	–	–	543.00	12/20/09
	750	250	–	953.50	12/13/14
Gerald M. Rosberg	1,000	–	–	517.25	12/11/08	350	280,525	–	–
	500	–	–	548.00	03/01/09
	1,500	–	_	543.00	12/20/09
	2,000	–	–	585.50	12/14/10
Veronica Dillon	–	–	–	–	–	425	340,638	–	–
Ann L. McDaniel	500	–	–	517.21	12/10/11	1,050	841,575	–	–
	1000	–	–	816.05	12/02/13
	750	250	–	953.50	12/13/14

(1)	Stock Options granted under the Company’s Stock Option Plan vest 25% per year over a four-year period from the date of grant.
The following are the vesting dates of outstanding options granted to the named executive officers:

	John B. Morse, Jr.	1,000	12/11/1999 to 12/11/2002 — fully vested
		1,000	12/20/2000 to 12/20/2003 — fully vested
		1,000	12/13/2005 to 12/13/2008 — 750 fully vested

	Gerald M. Rosberg	1,000	12/11/1999 to 12/11/2002 — fully vested
		500	03/01/2000 to 03/01/2003 — fully vested
		1,500	12/20/2000 to 12/20/2003 — fully vested
		2,000	12/14/2001 to 12/14/2004 — fully vested

	Ann L. McDaniel	500	12/10/2002 to 12/10/2005 — fully vested
		1,000	12/02/2004 to 12/02/2007 — fully vested
		1,000	12/13/2005 to 12/13/2008 — 750 fully vested

(2)
Stock awards have been granted in the form of restricted stock under the Company’s Incentive Compensation Plan as of December 30, 2007. With the exception of an award granted to Ms. McDaniel on 12/06/2007, all of the awards listed below vest 100% at the end of the relevant four-year award cycle. The award granted to Ms. McDaniel on 12/06/2007 was made outside the four-year award cycle and will vest four years from the date of grant. The following are the vesting dates of the grants to the named executives:

	John B. Morse, Jr.	200	01/05/2009
		200	01/03/2011

	Gerald M. Rosberg	150	01/05/2009
		200	01/03/2011

	Veronica Dillon	175	01/05/2009
		250	01/03/2011

	Ann L. McDaniel	150	01/05/2009
		150	01/03/2011
		750	12/06/2011

The following table shows the number of Kaplan shares resulting from the exercise of options and the number of Class B shares resulting from the vesting of restricted stock by named executive officers in 2007 and the value realized upon the related exercise and vesting.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Donald E. Graham	–	–	300	$224,175
John B. Morse, Jr.	–	–	200	149,450
Gerald M. Rosberg	–	–	125	93,406
Veronica Dillon	1,125(1)	$1,675,518	125	93,406
Ann L. McDaniel	–	–	150	112,088

(1) In early 2007, Ms. Dillon exercised 1,125 Kaplan Stock Options awarded to her during her tenure at Kaplan, Inc.

PENSION BENEFITS

The Pension Benefits table includes information related to the Company’s tax-qualified defined benefit plan, The Retirement Plan for Washington Post Companies (the “Retirement Plan”), as well as the associated nonqualified plan, The Washington Post Company Supplemental Executive Retirement Plan (“SERP”). The Retirement Plan covers most full-time non-bargained employees of the Company and provides benefits that are based on formulas that take into account base salary and service. Such formulas are contained in individual affiliate benefits schedules including the TWPC Retirement Benefits Schedule, the Newsweek Retirement Benefits Schedule and the Kaplan Cash Balance Retirement Benefits Schedule. Benefits under the Retirement Plan become vested after 3 or 5 years of service, depending on which schedules cover the individual employee. All of the named executive officers are fully vested in their benefits under the Retirement Plan. The SERP provides benefits that are calculated based on the formulas in the Retirement Plan, but including bonuses under the Incentive Compensation Plan, rather than just base salary and without regard to: (i) the salary limitation applicable to tax-qualified plans (currently $230,000) or (ii) the benefit limitation applicable to tax-qualified plans (currently $185,000 per year commencing at age 65). The SERP provides benefits only to the extent that the benefit described above exceeds the benefit in the Retirement Plan.

Retirement Plan Benefits under the TWPC Retirement Benefit Schedule

Mr. Graham, Mr. Morse, Mr. Rosberg, Ms. Dillon and Ms. McDaniel are participants in the TWPC Retirement Benefits Schedule. Benefits payable under this Schedule include the following, subject to the limitations on tax-qualified plans mentioned above:

•
An annual pension (payable one-twelfth each month) equal to: (a) 1.75% of the average annual salary for the 60-month period producing the highest average; multiplied by (b) years of credited service (up to 30 years); reduced by (c) an offset to partially reflect social security benefits to the extent funded by the

Company. The social security offset is calculated by multiplying “covered compensation” by the “offset percentage.” Covered compensation in this context is the average Social Security Taxable Wage Base over the 35 year period prior to the year in which a participant reaches social security retirement age. The offset percentage is a percentage ranging from 0.54% to 0.60% (depending on the year of the participant’s birth), multiplied by years of credited service (up to 30 years).

•	An annual Cash Pension Supplement equal to $200 multiplied by years of credited service up to 30 years.

•	A temporary Pre-Age 65 Supplement of $250 per month payable until age 65 to employees retiring after age 55 with 10 years of service.

Benefits under the Retirement Plan are payable in the form of a single life annuity. In addition, several optional forms are available that continue benefits to the employee’s spouse or beneficiary with the monthly benefit amount reduced so that the resulting pension is actuarially equivalent to the single life annuity. The Retirement Plan’s normal retirement age is 65 but an employee may retire under the TWPC Retirement Benefits Schedule with a reduced benefit at age 55 with 10 years of service. The reduction is a percentage based on age at retirement. For example, at age 55 the reduction is 60%, and at age 58 the reduction is 26%. However, if the employee’s age plus years of service at retirement is at least 90, then there is no reduction for early payment.

Retirement Plan Benefits under the Newsweek Retirement Benefits Schedule

A portion of Ms. McDaniel’s pension benefit was earned under the Newsweek Retirement Benefits Schedule. Benefits payable under this Schedule include the following, subject to the limitations on tax-qualified plans mentioned above:

•
An annual pension (payable one-twelfth each month) equal to: 1.1% of the highest average compensation multiplied by years of credited service with Newsweek after 1982 (with a slightly different formula for service before 1983).

•	An annual Cash Pension Supplement equal to $150 multiplied by years of credited service up to 30 years.

The Newsweek Retirement Benefits Schedule permits early retirement with full benefits at various combinations of age and service. Ms. McDaniel is presently entitled to an unreduced early retirement benefit.

Retirement Plan Benefits under the Kaplan Cash Balance Retirement Benefit Schedule

A portion of Ms. Dillon’s pension benefit was earned under the Kaplan Cash Balance Retirement Benefits Schedule. Under this Schedule, each employee has an account (expressed as a lump sum amount, rather than as an annuity) that is credited with compensation-based credits and interest credits. Compensation-based credits vary from 2.25% of salary to 3.75% of salary, depending on years of service. Interest is credited on these accounts at a rate equal to the interest rate on one-year U.S. Treasury securities plus one percent. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance or, alternatively, may elect a lump sum payment. Benefits are payable upon termination of employment at any age.

SERP Benefits

As explained above, the SERP provides benefits to each of the named executive officers under the formulas outlined above, counting bonuses in addition to salary and without regard to the limits on compensation and benefits, to the extent that the resulting total benefit exceeds the benefits payable under the Retirement Plan. Benefits under the SERP are paid at retirement or age 55, if later, and are payable either in the form of a life annuity or an actuarially equivalent annuity form that is one of the optional forms of benefit in the Retirement Plan provided, however, that any benefits otherwise payable before the first day of the seventh month following retirement will be withheld until such date.

Pension Benefits

		Number of	Present	Payments
		Years of	Value of	During
		Credited	Accumulated	Last Fiscal
Name	Plan Name	Service	Benefit	Year
(a)	(b)	(c)[1]	(d)[2]	(e)[3]
Donald E. Graham	Retirement Plan	37	$1,171,459	–
	SERP	37	1,092,188	–
John B. Morse, Jr.	Retirement Plan	19	527,450	–
	SERP	19	1,747,904	–
Gerald M. Rosberg	Retirement Plan	12	333,128	–
	SERP	12	717,642	–
Veronica Dillon	Retirement Plan	17	82,721	–
	SERP	17	1,323,026	–
Ann L. McDaniel	Retirement Plan	24	573,532	–
	SERP	24	873,745	–

(1)	Data in this column represent the number of years of credited service earned by the named executive officer as of December 31, 2007. Mr. Graham’s total years of credited service are shown, even though the pension formula limits credited service to 30 years. This limitation is reflected in the calculated amounts in column (d). Ms. McDaniel has prior service with Newsweek, and Ms. Dillon has prior service with Kaplan, both of which are included in this column.

(2)	Amounts in this column represent the actuarial present value of the named executive officer’s accumulated benefit under the plan, as of December 31, 2007. The benefits valued for Ms. McDaniel include The Washington Post Company and Newsweek amounts. The benefits valued for Ms. Dillon include The Washington Post Company and Kaplan Cash Balance amounts. The assumptions used in determining the present value of accumulated benefits were those used for disclosure under FAS 158 at December 31, 2007 (included in Note J in the Company’s 2007 Form 10-K); 1994 GAM mortality tables for males and females; and a 6% discount rate. The benefits reflect service and earnings through December 31, 2007, and are valued as payable commencing on the date at which they are unreduced. Mr. Graham, Mr. Morse, Mr. Rosberg and Ms. Dillon are presently eligible for early retirement under the Retirement Plan. There can be no assurance that the amounts listed in this column will ever be fully paid out to the applicable named executive officer.

(3)	No payments were made from these plans to the named executive officers during 2007.

This table includes information related to the SERP and the Deferred Compensation Plan. Among the benefits provided under the SERP is a supplemental defined contribution plan benefit, which is equal to the applicable Company matching contribution percentage multiplied by a maximum of 4% of the participating executive’s base salary in excess of the annual covered compensation limit applied to qualified plan benefits. The executive is required to make contributions to the SERP in order to receive the applicable matching Company credit each year. The Deferred Compensation Plan provides an opportunity for participants to elect to defer the receipt of all or a portion of cash awards under the annual and/or long-term components of the Incentive Compensation Plan. Elections to defer must be filed in advance of earning such awards. Deferred amounts under both plans will earn investment credits in accordance with the participant’s elections from a choice of investment indexes. Amounts deferred under the SERP are payable on the first day of the seventh month following termination. Amounts deferred under the Deferred Compensation Plan are payable six months following the date of termination or such other future date as specified by the participant at the time of election.

NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
Name	Last FY ($)	Last FY ($)	Last FY ($)	Distributions ($)	last FYE ($)
(a)	(b)[1]	(c)[2]	(d)[3]	(e)	(f)[4]
Donald E. Graham	–	–	–	–	–
John B. Morse, Jr.	$434,615	$19,500	$ 69,371	–	$1,939,954
Gerald M. Rosberg	535,400	14,300	142,391	–	2,165,868
Veronica Dillon	11,000	14,300	59	–	25,359
Ann L. McDaniel	189,146	11,180	34,929	–	599,612

(1)	Amounts in this column represent contributions by the named executive officer to the SERP and to the Deferred Compensation Plan as follows: Mr. Morse – $15,000 to the SERP and $419,615 to Deferred Compensation; Mr. Rosberg – $11,000 to the SERP and $524,400 to Deferred Compensation; Ms. Dillion – $11,000 to the SERP; Ms. McDaniel – $8,600 to the SERP and $180,546 to Deferred Compensation Plan.

(2)	Company matching credits to the SERP are included in column (h) in the Summary Compensation Table for fiscal year 2007.

(3)	Amounts in this column represent investment credits to the SERP and to the Deferred Compensation Plans based on the named executive officer’s investment election as follows: Mr. Morse – ($389) to the SERP and $69,760 to Deferred Compensation Plan; Mr. Rosberg – $43,098 to the SERP and $99,293 to Deferred Compensation Plan; Ms. Dillion – $59 to the SERP; Ms. McDaniel – $6,773 to the SERP and $28,156 to Deferred Compensation Plan. These earnings are not included in the Summary Compensation Table; investments credits reflect market performance of investment indexes selected by the named executive officer.

(4)
Amounts in this column represent balances at December 31, 2007 for the SERP and Deferred Compensation Plan as follows: Mr. Morse –$381,138 in the SERP and $1,558,816 in deferred compensation; Mr. Rosberg – $203,556 in the SERP and $1,962,312 in deferred compensation; Ms. Dillion – $25,359 in the SERP; Ms. McDaniel – $101,721 in the SERP and $497,891 in deferred compensation.

AUDIT COMMITTEE REPORT

One of the standing committees of the Board of Directors of the Company is the Audit Committee. Currently there are four non-employee members of the Board on the Audit Committee: Christopher C. Davis, John L. Dotson Jr., Thomas S. Gayner and Richard D. Simmons, who serves as Chairman of the Audit Committee. The Audit Committee operates under a delegation of authority from the Board of Directors, which has determined that each Committee member is “independent” under the listing standards of the New York Stock Exchange. Specifically, the Board determined that none of the members of the Audit Committee (or any immediate family member) (i) had been employed by or affiliated with the Company within the past three years, (ii) received any compensation from the Company other than Director and committee fees and pension or other forms of deferred compensation (not contingent in any way on continued service), (iii) is an executive officer of a company that makes payments to or receives payments from the Company in an amount that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues within the past three years or (iv) has a material relationship with the Company.

Management has the primary responsibility for the preparation of the Company’s financial statements in accordance with generally accepted accounting principles and for the financial reporting process, including its system of internal control. The Company’s independent auditor, PricewaterhouseCoopers LLP, is responsible for auditing those financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. In this context, the Audit Committee’s responsibility is to monitor and review these processes, as well as the independence and performance of the Company’s auditor. In undertaking its monitoring and reviewing responsibilities, without independent verification, the Audit Committee has relied on (i) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles in the United States of America and (ii) the representations of PricewaterhouseCoopers LLP included in their report on the Company’s financial statements.

The Audit Committee has reviewed and discussed the audited fiscal year 2007 financial statements with the Company’s management. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Accounting Standards No. 61 (Communication with Audit Committees), as modified or supplemented. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with the independent auditor its independence from the Company and the Company’s management. The Audit Committee has also considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the independence of such firm.

The Audit Committee also continued to pay close attention and devoted considerable time to reviewing and understanding the certification process on internal controls mandated under Section 404 of the Sarbanes-Oxley Act of 2002.

Preapproval policy

In 2007, the Audit Committee again reviewed and reauthorized its policies and procedures with regard to the preapproval of audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received preapproval, it will require specific preapproval by the Audit Committee. Any proposed services exceeding preapproved cost levels will require specific preapproval by the Audit Committee. The term of any preapproval is 12 months from the date of preapproval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and preapprove the services that may be provided by the independent auditor without obtaining specific preapproval from the Chairman of the Audit Committee, as well as revise the list of preapproved services from time to time, based on subsequent determinations.

The Audit Committee will not delegate its responsibilities to preapprove services performed by the independent auditor to management. The Audit Committee may delegate preapproval authority to one or more of its members. The annual audit services engagement terms and fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant preapproval for other audit services, which are those services that only the independent auditor reasonably can provide.

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the independent auditor.

The Audit Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing such auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

The Audit Committee may grant preapproval to those permissible non-audit services classified as “All Other” services that it believes are routine and recurring services and would not impair the independence of the auditor. Preapproval fee levels for all such services to be provided by the independent auditor will be established annually by the Audit Committee. Any proposed services exceeding these levels will require specific preapproval by the Audit Committee.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer or Controller (or other designated officer) and must include a statement from that individual as to whether, in his or her view, the request or application is consistent with the SEC’s rules on auditor independence.

In addition, the Audit Committee has established procedures for, and received periodic reports on, the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters through the use of a third-party-managed telephone hotline.

Audit Fees

    PricewaterhouseCoopers LLP fees for the annual audit, statutory audits and reviews of financial statements included in the Company’s quarterly filings, including reimbursable expenses, were $3,590,914 in 2007 and $3,856,000* in 2006, which fees were reviewed and approved by the Audit Committee.

Audit-Related Fees

    PricewaterhouseCoopers LLP fees for assurance and related services reasonably related to the performance of the audit or reviews of financial statements and not included under “Audit Fees” above, including reimbursable expenses, were $406,900 in 2007 and $529,490* in 2006, which fees were reviewed and approved by the Audit Committee. These fees were primarily for financial due diligence and transaction analysis, audits of employee retirement and savings plans and other audit-related reports.

Tax Fees

    PricewaterhouseCoopers LLP fees for tax compliance, tax advice and tax planning, including reimbursable expenses, were $767,733 in 2007 and $1,239,135 in 2006, which fees were reviewed and approved by the Audit Committee. These fees were primarily for tax due diligence and transaction analysis, as well as federal, multistate and foreign tax consulting.

All Other Fees

    PricewaterhouseCoopers LLP fees for all other products and services provided by PricewaterhouseCoopers LLP were $10,000 in 2007 and $22,031 in 2006. There were no fees paid to PricewaterhouseCoopers LLP for financial information systems design or implementation in either 2007 or 2006.

    Based on such review and discussion and in reliance thereon, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2007, for filing with the Securities and Exchange Commission.

Richard D. Simmons, Chairman
Christopher C. Davis
John L. Dotson Jr.
Thomas S. Gayner

*
For annual and statutory audits, fees are classified based upon the year under audit versus the year paid. Accordingly, the amounts reported for Audit Fees and Audit-Related Fees in 2006 have been adjusted to include additional fees for audit and audit-related services rendered and not reflected in the Company’s 2006 Proxy Statement.

Transactions with Related Persons, Promoters and Certain Control Persons

    Effective September 2007, the Company renewed for one year a contract with Mrs. Elizabeth G. Weymouth, the daughter of the late Mrs. Katharine Graham and the sister of Mr. Donald E. Graham, under which she contributes articles to The Washington Post newspaper and is to be compensated at the rate of $25,000 annually. In addition, Mrs. Weymouth is employed full-time as a Senior Editor at Newsweek magazine, and she received $184,063 in compensation in 2007.

    Effective February 11, 2008, Katharine Weymouth, a granddaughter of the late Mrs. Katharine Graham, a daughter of Mrs. Elizabeth G. Weymouth and a niece of Mr. Donald E. Graham, was appointed Publisher of The Washington Post newspaper and CEO of Washington Post Media. Prior to her recent appointment, Ms. Weymouth served as Vice President–Advertising of The Washington Post newspaper. In 2007, Ms. Weymouth was paid $220,000 in base salary and she received a bonus of $108,167 based on the achievement of pre-established performance goals. She was awarded 100 shares of restricted stock and 1,000 Performance Units from the 2005-2008 Award Cycle and 200 shares of restricted stock and 2,400 Performance Units from the 2007-2010 Award Cycle. Ms. Weymouth’s salary was increased to $500,000 in February 2008.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

    As of the date of this Proxy Statement, the only matters that the Board of Directors expects to present to the meeting are those discussed herein. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote on those matters in accordance with their best judgment.

    Upon the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered accountant to audit and report on its financial statements for the fiscal year 2008. The same firm has acted as the Company’s independent accountant continuously since the Company was organized in 1946. As in previous years, a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make any statement that he or she may desire with respect to the Company’s financial statements for 2007 and the firm’s relationship with the Company and will be available to respond to appropriate questions from shareholders.

Notice of
Annual Meeting
and
Proxy Statement
2008

THE WASHINGTON POST COMPANY

    THE WASHINGTON POST COMPANY

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card Class — Class A Common

  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - Lee C. Bollinger			02 - Warren E. Buffett			03 - Barry Diller

	04 - Melinda F. Gates			05 - Thomas S. Gayner			06 - Donald E. Graham

07 - Anne M. Mulcahy

		For	Against	Abstain
2.	To transact such other business as may properly come before said meeting or any adjournment thereof.

B	Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

7 1 B V

00U9IA

  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

THE WASHINGTON POST COMPANY

Proxy — The Washington Post Company

Class A Common Stock

Annual Meeting of Stockholders - May 8, 2008
Solicited on behalf of the Board of Directors

The undersigned hereby appoints Donald E. Graham, John B. Morse, Jr., Veronica Dillon and Gerald M. Rosberg, and each of them, his/her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned, and to vote as indicated on the reverse of this Proxy all shares of Class A Common Stock which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of THE WASHINGTON POST COMPANY to be held on May 8, 2008, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

Please vote, date and sign this proxy on the other side and return promptly in the enclosed envelope.

(Continued and to be voted on reverse side.)

    THE WASHINGTON POST COMPANY

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by
5:00 p.m., Eastern Daylight Saving Time, on May 7, 2008.

Vote by Internet
• ● Log on to the Internet and go to www.investorvote.com • ● Follow the steps outlined on the secured website.

Vote by telephone

•   ● Call toll free 1-800-652-VOTE (8683) within the United
    States, Canada & Puerto Rico any time on a touch tone
    telephone. There is NO CHARGE to you for the call.
•   ● Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card — Class B Common

  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - Christopher C. Davis			02 - John L. Dotson Jr.			03 - Ronald L. Olson

		For	Against	Abstain
2.	To transact such other business as may properly come before said meeting or any adjournment thereof.

B	Non-Voting Items		Meeting Attendance
Change of Address — Please print new address below.		Comments — Please print your comments below.
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

3 1 D V

00U9JA

  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

THE WASHINGTON POST COMPANY

Proxy — The Washington Post Company

The Washington Post Company
Class B Common Stock

Annual Meeting of Stockholders - May 8, 2008
Solicited on behalf of the Board of Directors

The undersigned hereby appoints Donald E. Graham, John B. Morse, Jr., Veronica Dillon and Gerald M. Rosberg, and each of them, his/her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned, and to vote as indicated on the reverse of this Proxy all shares of Class B Common Stock which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of THE WASHINGTON POST COMPANY to be held on May 8, 2008, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

Please vote, date and sign this proxy on the other side and return promptly in the enclosed envelope.

(Continued and to be voted on reverse side.)

TO CHANGE YOUR VOTE
Any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before 5:00 p.m., Eastern Daylight Saving Time on May 7, 2008 will be the one counted. You may also revoke your proxy by voting in person at the annual meeting.